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                                                                       EXHIBIT 7



           Amendment No. 1 to Amended and Restated Investor Agreement


                  Amendment No. 1 (this "Amendment"), dated as of December 26, 2002, to the Amended and Restated Investor Agreement (the "Agreement"), dated as of December 20, 2001, by and among AT&T Corp., AT&T Wireless Services, Inc. ("AT&T Wireless"), and NTT DoCoMo, Inc. ("DoCoMo") (capitalized terms used but not defined herein having the meanings assigned to such terms in the Agreement).

                  WHEREAS, pursuant to, and in accordance with Section 11.3 of the Agreement, the parties hereto desire to amend the Agreement;

                  WHEREAS, pursuant to Section 11.3 of the Agreement, the Agreement may be amended by an agreement in writing executed by DoCoMo and AT&T Wireless to the extent such amendment does not affect any rights or obligations of AT&T Corp.;

                  NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Amendments. The Agreement is hereby amended as follows:

         1.1.     Definitions.

                  1.1.1. The following sentence shall be added after the definition of "Acquired SpinCo Warrants" in Section
                           1.1 of the Agreement:

                                    "Acquisition Issuance" shall mean an
                           issuance of a number of Additional Securities greater than 5% of the then outstanding Equity Common Shares in any acquisition or business combination transaction for consideration other than cash.

                  1.1.2. The following sentence shall be added after the definition of "Competes" in Section 1.1 of the
                           Agreement:

                                    "Contribution Obligations" shall have the
                           meaning set forth in Section 5.3(e).

                  1.1.3. The following sentence shall be added after the definition of "DoCoMo AT&T Wireless Nominees" in
                           Section 1.1 of the Agreement:

                                    "DoCoMo Technology Member" shall have the
                           meaning set forth in Section 3.1(e).
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                  1.1.4.   The following sentences shall be added as the final
                           two sentences of the definition of "Economic Interest Percentage" in Section 1.1 of the Agreement:

                           Until DoCoMo's Preemptive Rights are terminated pursuant to Section 8.2(a), for purposes of determining DoCoMo's Economic Interest Percentage during the period between an issuance of Additional Securities by AT&T Wireless subject to Section 8.1 and the earlier of (x) the time at which DoCoMo completes any purchase of Additional Securities pursuant to any Preemptive Rights to which it is entitled in connection with such issuance and (y) the seven month anniversary of such issuance, the Economic Interest Percentage applicable for all purposes under this Agreement during such period (except as otherwise expressly provided in Section 8.1) shall be the Economic Interest Percentage that was in effect immediately prior to such issuance or shall be calculated as set forth in connection with clause (D) of the following proviso; provided, that if DoCoMo (A) responds to a notice from AT&T Wireless of such issuance pursuant to Section 8.1 by notifying AT&T Wireless that DoCoMo does not intend to purchase any Additional Securities pursuant to its Preemptive Rights with respect to such issuance, (B) fails to respond to such notice within the applicable time period required for such response under Section 8.1,
                           (C) responds to such notice by notifying AT&T Wireless that it intends to purchase any Additional Securities pursuant to its Preemptive Rights with respect to such issuance (including as contemplated in the following clause (D)) but then fails to complete the purchase promptly after giving such response as set forth in Section 8.1 or (D) responds to such notice by notifying AT&T Wireless that it intends to purchase less than all of the Additional Securities it is entitled to purchase pursuant to its Preemptive Rights with respect to such issuance, then in any case of clause (A), (B) or (C) the Economic Interest Percentage shall be calculated giving effect to such issuance beginning on the date of receipt of such notification from DoCoMo by AT&T Wireless, the date DoCoMo was required and


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                           failed to respond or the date DoCoMo failed to
                           complete the purchase, as applicable, and in the case of clause (D), beginning on the date of receipt by AT&T Wireless of the notification from DoCoMo contemplated by clause (D), the Economic Interest Percentage shall be calculated giving effect to such issuance and giving effect to the number of Additional Securities DoCoMo elected to purchase as though DoCoMo owned such Additional Securities (so long as DoCoMo does not fail to complete the purchase promptly after giving such notification as set forth in Section 8.1); provided, further, that in the event of a failure to complete a purchase as described in clause (C) above, until the seven-month anniversary of such issuance, the Economic Interest Percentage shall continue to be the Economic Interest Percentage that was in effect immediately prior to such issuance, or, if applicable, shall continue to be calculated in the manner contemplated above with respect to clause (D), if (1) DoCoMo has exercised Preemptive Rights within the applicable period required for notice of exercise of Preemptive Rights pursuant to Section 8.1 and such exercise would result in DoCoMo having an Economic Interest Percentage sufficient to avoid an Investor Rights Termination Event, (2) DoCoMo has not completed the acquisition of securities pursuant to such exercise of Preemptive Rights as required by Section 8.1 solely because a required regulatory approval has not been received or an applicable regulatory waiting period has not expired or terminated and (3) DoCoMo has used and continues in good faith to use all reasonable efforts to complete the acquisition of securities pursuant to such exercise of Preemptive Rights, including seeking such regulatory approvals or expirations or terminations of applicable waiting periods; provided, further that the Economic Interest Percentage shall be calculated giving effect to such issuance, and, if applicable, shall cease to be calculated in the manner contemplated above with respect to clause (D), beginning immediately upon any of (w) DoCoMo failing or ceasing to act in accordance with clause (3) above, (x) any application for a required regulatory approval being denied and such denial becoming final and


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                           nonappealable, (y) any event occurring as a result of
                           which clause (2) above is no longer true and correct, or (z) DoCoMo Transferring any securities, or failing to exercise any subsequent Preemptive Rights, such that completion of the exercise of Preemptive Rights with respect to which these provisos apply would not result in DoCoMo having an Economic Interest Percentage sufficient to avoid an Investor Rights Termination Event (the number of consecutive days during which the Economic Interest Percentage shall be calculated without giving effect to such issuance and/or in the manner contemplated above with respect to clause (D) pursuant to this sentence shall be referred to as the "Tolling Period"). Upon completion of any purchase of Additional Securities by DoCoMo pursuant to Preemptive Rights, the Economic Interest Percentage shall again be calculated as set forth in the first sentence of this definition.

                  1.1.5 The following sentence shall be added after the definition of "Exchange Offer" in Section 1.1 of the
                           Agreement:

                                    "First Amendment" shall mean the First
                           Amendment to the Agreement, dated as of December 26, 2002.

                  1.1.6 The following sentence shall be added after the definition of "Investor Rights Termination Event" in
                           Section 1.1 of the Agreement:

                                    "Investor Rights Termination Period" means
                           the lesser of (x) 60 consecutive days or (y) the number of consecutive days, if any, equal to 60 minus the Tolling Period, but, in the case of this clause
                           (y), in no event less than five consecutive days."

                  1.1.7 The following sentence shall be added after the definition of "Preemptive Rights" in Section 1.1 of the Agreement:

                                    "Proposed Transaction" shall have the
                           meaning set forth in Section 3.9.

                  1.1.8 The following two sentences shall be added after the definition of "3G" in Section 1.1 of the Agreement:



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                                    "3G Launch Obligation" shall have the
                           meaning set forth in Section 4.1(a).

                                    "Technology Committee" shall have the
                           meaning set forth in Section 3.1(e).

                  1.1.9 The reference to "Section 3.1(d)" in the definition of "Tolling Period" shall be changed to a reference to "the definition of Economic Interest Percentage".

         1.2      Board of Directors.

                  1.2.1 The following phrase shall be added at the end of the first sentence of Section 3.1(b) of the Agreement:

                           ; and provided, further, that from and after the date of the First Amendment, for so long as DoCoMo's Economic Interest Percentage in AT&T Wireless is at least 13.5%, the number of DoCoMo AT&T Wireless Nominees shall be at least two.

                  1.2.2 Section 3.1(b) shall be further amended by deleting the second sentence thereof and inserting the following sentence in its place:

                           Each DoCoMo AT&T Wireless Nominee shall be, at DoCoMo's election, either a senior officer of DoCoMo or an individual unaffiliated with DoCoMo who has credentials appropriate to a large publicly traded U.S. corporation, and in each case shall be reasonably acceptable to AT&T Wireless.

         1.3 Investor Rights Termination Event Definition Revisions. The first sentence of Section 3.1(d) of the Agreement shall be amended by deleting the phrase "any period of 60 consecutive days" therein and replacing it with the phrase "any Investor Rights Termination Period" and by deleting the phrase "a period of 60 consecutive days" therein and replacing it with the phrase "an Investor Rights Termination Period". The second sentence of Section 3.1(d) of the Agreement shall be deleted.

         1.4 Technology Committee. The following provision shall be added after Section 3.1(d) of the Agreement:

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                           (e) From and after the date of the First Amendment,
                           for so long as an Investor Rights Termination Event has not occurred, there shall be constituted a committee of the AT&T Wireless Board (the "Technology Committee") comprised of four members, one of whom shall be a DoCoMo AT&T Wireless Nominee selected by DoCoMo (the "DoCoMo Technology Member"), one of whom shall be the Chief Executive Officer of AT&T Wireless and two of whom shall be independent directors appointed by the AT&T Wireless Board. The Technology Committee shall be constituted to consider all material matters with respect to the proper deployment of W-CDMA service, including material matters with respect to schedule, timing, capital expenditures, city selection and vendor selection in connection with such deployment, and to make recommendations to the AT&T Wireless Board with respect to such matters. The Technology Committee shall meet no fewer than four times per year, such meetings to occur at times and places mutually convenient to the members of the Technology Committee, and telephonic participation in such meetings shall be permitted. At each meeting of the Technology Committee, any member of the Technology Committee may request that the Chief Technology Officer or another appropriate senior officer of AT&T Wireless who is responsible for 3G deployment provide a report upon the current status of AT&T Wireless's 3G deployment efforts. Up to two DoCoMo employees that are designated by DoCoMo as technically skilled in 3G-related matters may participate at each meeting of the Technology Committee; provided that such employees shall not have voting rights with respect to matters discussed by the Technology Committee and that such employees agree to be bound by the confidentiality provisions of this Agreement. AT&T Wireless acknowledges that the DoCoMo Technology Member shall have the right to disclose information received through participation in the Technology Committee to a limited number of senior DoCoMo employees and to discuss the matters deliberated upon by the Technology Committee with such employees, in each


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                           case to the extent the DoCoMo Technology Member deems
                           necessary or advisable to assist in the performance of the DoCoMo Technology Member's responsibilities on the Technology Committee; provided that such employees agree to be bound by the confidentiality provisions of this Agreement. This Section 3.1(e) shall terminate upon the occurrence of an Investor Rights Termination Event or the dissolution of the Technology Committee by the AT&T Wireless Board upon unanimous recommendation of all of the members of the Technology Committee and this Section 3.1(e) shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to Sections 3.6(c) or 4.3(d).

         1.5      Senior Leadership Team. All of the existing text of Section
                  3.4 of the Agreement shall be designated as paragraph (a), the reference in the existing text of Section 3.4 of the Agreement to "this Section 3.4" shall be amended to refer to "this
                  Section 3.4(a)", and the following shall be added to Section
                  3.4 of the Agreement as paragraph (b):

                           (b) From and after the date of the First Amendment, AT&T Wireless hereby agrees that DoCoMo will be entitled to select two senior executives of DoCoMo reasonably acceptable to AT&T Wireless to attend and participate in meetings of AT&T Wireless's Senior Leadership Team; provided that such executives agree to be bound by the confidentiality provisions of this Agreement. AT&T Wireless hereby agrees to give DoCoMo's designees at least three Business Days' notice of meetings of its Senior Leadership Team, to the extent practicable, and in any event will use its reasonable efforts to provide such individuals at least as much notice of meetings as is given to the members of the Senior Leadership Team. DoCoMo's designees may attend such meetings by telephone and, upon request, will be given a briefing by a member of the Senior Leadership Team with respect to any meeting that both such individuals do not attend. The composition of the Senior Leadership Team, the frequency of meetings and the matters considered by the Senior Leadership Team shall be determined by the chief executive officer of AT&T


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                           Wireless. AT&T Wireless's obligations and DoCoMo's
                           rights under this Section 3.4(b) shall terminate upon the occurrence of an Investor Rights Termination Event. Such obligations and rights shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to Sections 3.6(c) and 4.3(d).

         1.6      Consultation. The following section shall be added after
                  Section 3.8 of the Agreement:

                           Section 3.9 Consultation. With respect to (i) any transaction or series of related transactions that would result in any Person or group of Persons owning more than 15% of the Economic Interests of AT&T Wireless, (ii) any transaction or series of related transactions that would result in DoCoMo's Economic Interest Percentage being less than 10% if DoCoMo's Economic Interest Percentage is more than 12% immediately prior to such transaction or transactions or (iii) any transaction or series of related transactions or agreement that would result in any person or group of persons having governance rights more favorable than or in addition to those of DoCoMo as set forth in this Agreement, individually or in the aggregate (any such transaction, series of transactions or agreement described in clauses
                           (i)-(iii), a "Proposed Transaction"), a senior executive officer of AT&T Wireless shall notify DoCoMo of the proposed terms (to the extent known by AT&T Wireless) of such Proposed Transaction (which notification shall be made to a designated senior executive of DoCoMo), promptly upon the determination by the senior executive officers of AT&T Wireless that such Proposed Transaction will be seriously pursued, but in any event no later than the first to occur of (x) 48 hours prior to the first occasion such Proposed Transaction is presented to or submitted to the AT&T Wireless Board for information or discussion (except that if AT&T Wireless first receives an unsolicited proposal from a third party with respect to a Proposed Transaction less than 48 hours prior to a meeting of the AT&T Wireless Board and desires to discuss such proposal


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                           at the meeting of the AT&T Wireless Board, AT&T
                           Wireless will give the notice required by this
                           Section 3.9 promptly after receipt of such proposal) and (y) 10 days prior to submitting the final terms of the Proposed Transaction for approval to the AT&T Wireless Board, and a senior executive officer shall keep DoCoMo informed (by notification to the same designated senior DoCoMo executive) of material developments in the terms of the Proposed Transaction on a periodic basis, but in any event no less frequently than prior to any update with respect to the Proposed Transaction that is presented to or discussed with the AT&T Wireless Board. The DoCoMo AT&T Wireless Nominees shall be entitled to express DoCoMo's views with respect to a Proposed Transaction at any meeting of the AT&T Wireless Board at which such Proposed Transaction is presented for consideration or discussion. For the avoidance of doubt, the parties acknowledge that neither DoCoMo nor its chief executive officer nor the DoCoMo AT&T Wireless Nominees nor DoCoMo's designees shall have any rights of consent or veto with respect to any such matters, except as expressly provided in Section
                           3.3 of the Agreement. In addition to the foregoing, upon the request of the chief executive officer of DoCoMo, the chief executive officer of AT&T Wireless will meet with the chief executive officer of DoCoMo at least annually at a mutually convenient time and place to discuss their respective views on the subject of consolidation in the wireless industry generally. The meetings referred to in the immediately preceding sentence are intended to supplement, and not to replace, the ongoing meetings and discussions that the chief executive officers and other executives of AT&T Wireless and DoCoMo may have from time to time on a variety of subjects, including, without limitation, on the subject of consolidation in the wireless industry. This Section
                           3.9 shall terminate upon the occurrence of an Investor Rights Termination Event and shall also be subject to limitation or termination as otherwise expressly set forth herein, including pursuant to Sections 3.6(c) or 4.3(d).

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         1.7      Standstill. The following phrase shall be added at the end of
                  Section 3.6(a)(vii) of the Agreement:

                           , provided that DoCoMo may make a non-public, confidential request to the AT&T Wireless Board to increase the number of DoCoMo AT&T Wireless Nominees to a greater number than that which DoCoMo is entitled under this Agreement;

         1.8 Technology Commitment. Section 4.1(a) of the Agreement is amended by deleting the first sentence thereof and inserting the following sentences prior to the remaining sentences:

                           No later than December 31, 2004, AT&T Wireless will launch service based on W-CDMA technology using an aggregate of no less than one thousand (1,000) new or existing cell sites within the Seattle, Washington; San Francisco, California Bay Area; San Diego, California; and Dallas, Texas markets (the "3G Launch Obligation"). Notwithstanding the foregoing, if AT&T Wireless determines that such launch in the Dallas, Texas market and/or the San Diego, California market would not be commercially or technologically feasible or desirable, then AT&T Wireless may substitute, at its option, (x) the Miami, Florida market or the Detroit, Michigan market in lieu of Dallas, Texas and/or (y) any of the following markets (other than, if applicable, the market to be substituted for Dallas, Texas) in lieu of San Diego, California:
                           Miami, Florida; Phoenix, Arizona; Houston, Texas; or Detroit, Michigan; provided, that if AT&T Wireless determines that such launch in each such permitted substitute market for San Diego, California would not be commercially or technologically feasible or desirable, AT&T Wireless may substitute another market in lieu of San Diego, California, covering a comparable number of licensed pops (based on the licensed pops figures contained in the then most current Claritas survey or comparable recognized survey if there is no Claritas survey), subject to DoCoMo's consent which shall not be unreasonably withheld; and provided, further, that no such substitution or substitutions shall affect the obligation of AT&T Wireless to launch such service

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                           using an aggregate of no less than one thousand
                           (1,000) new or existing cell sites. In the event of any such substitution or substitutions, the term "3G Launch Obligation" shall refer to such launch in the four selected markets giving effect to such substitution or substitutions. The deployment of such service shall target footprints within the four selected markets indicated by the pink shaded areas set forth on the maps of such markets attached hereto as Schedule 4.1 (or in the case of a substitute market not included in such maps, the designated area of such market depicted on a map submitted by AT&T Wireless to DoCoMo as part of its request for consent pursuant to the first proviso of the second sentence of this Section 4.1(a)), and at least 90% (900) of the cell sites used to deploy such service shall be located within such pink shaded (or designated) areas. A launch shall be deemed to be a "launch" in compliance with this Section 4.1(a) if it includes, in addition to the requirements set forth in the foregoing sentences of this Section 4.1(a), the marketing of such service through sales channels and employing marketing techniques that, in each case, are appropriate to the service offering and designed to target early-adopters and high-technology businesses located within the targeted footprints.

         1.9 Technology Default Right. Sections 4.3(a) and 4.3(b) of the Agreement are amended by deleting both such sections in their entirety and inserting the following in lieu thereof:

                           (a) In the event that either (i) the AT&T Wireless Board requires or approves a change in AT&T Wireless's use of W-CDMA technology as the primary standard for its delivery of wireless services based on 3G technology before December 31, 2004 (other than migration to successor technologies and other than for one or more of the reasons set forth in clauses
                           (i) through (iv) of Section 4.1(a)) or (ii) AT&T Wireless fails to meet the 3G Launch Obligation (other than for one or more of the reasons set forth in clauses (i) through (iv) of Section 4.1(a)), DoCoMo may require AT&T Wireless to repurchase (1) the shares of AT&T Wireless Common Stock that


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                           were issued in exchange for the shares of Current
                           Wireless Tracking Stock issued upon conversion of shares of New Tracking Stock that were originally issued to DoCoMo pursuant to the Purchase Agreement, and (2) the Warrants, in each of cases (1) and (2) that have not been Transferred by DoCoMo (other than to a Designee in accordance with Section 6.1(a) hereof) (the "Technology Default Right"); provided that the Technology Default Right will terminate, and DoCoMo will not be entitled to require such repurchase, if DoCoMo, at any time prior to delivery of the Technology Default Exercise Notice, ceases to actively support and promote W-CDMA technology as the primary standard for its delivery of wireless services based on 3G technology. AT&T Wireless shall give written notice to DoCoMo promptly following any Board action described in Section 4.3(a)(i).

                           (b) The Technology Default Right will be exercisable only if notice of exercise (the "Technology Default Exercise Notice") is given (i) within 30 days of written notice to DoCoMo of such Board action, in the case of clause (i) of Section 4.3(a) or (ii) by January 31, 2005, in the case of AT&T Wireless's failure to meet the 3G Launch Obligation pursuant to clause (ii) of Section 4.3(a). Unless terminated earlier pursuant to the proviso to the first sentence of Section 4.3(a), the Technology Default Right shall survive until January 31, 2005 or, if exercised in accordance with the terms set forth in this Section 4.3, until fulfillment of the obligations of AT&T Wireless pursuant to this Section 4.3.

         1.10 Contribution and Resources. The following provision shall be inserted after Section 5.3(d) of the Agreement:

                           (e) From and after the date of the First Amendment, DoCoMo's obligations pursuant to (i) Section 5.3(b),
                           (ii) Section 5.3(c) and (iii) the letter agreement between DoCoMo and AT&T Wireless dated November 30, 2000 relating to the licensing of i-mode (the obligations described in clauses (i)-(iii) being described collectively as the "Contribution

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                           Obligations") shall terminate; provided that, for the
                           avoidance of doubt, such termination shall not affect DoCoMo's obligations under Article X; and provided further that at either AT&T Wireless' or DoCoMo's written request, AT&T Wireless and DoCoMo will engage in negotiations on a case by case basis with respect to specific contributions to the MMS and confidentiality obligations with respect to such contributions. AT&T Wireless and DoCoMo agree that DoCoMo's contributions, if any, made pursuant to such sections and/or letter agreement as of the date of the First Amendment shall be deemed to fully satisfy the Contribution Obligations. Each of AT&T Wireless and DoCoMo hereby irrevocably waives any and all claims and causes of actions against the other (x) for any breach or alleged breach of such sections and/or letter agreement and/or (y) relating to or arising from AT&T Wireless's use of any contribution, right or license made or contributed by DoCoMo pursuant to such sections and/or letter agreement, if any.

         1.11 Preemptive Rights. Section 8.1 of the Agreement shall be deleted in its entirety and replaced with the following:

                           Section 8.1 Preemptive Rights. (a) Subject to Section 8.2, immediately after AT&T Wireless issues any Equity Shares (collectively, the "Additional Securities") (other than to a wholly owned Subsidiary of AT&T Wireless and exclusive of any Equity Shares issued upon exercise of the Warrants) or, in the case of an Acquisition Issuance, immediately after public announcement of the transaction giving rise to such Acquisition Issuance, AT&T Wireless shall notify DoCoMo by written notice of such issuance or transaction (which notice shall specify the issuance price, except in the case of an Acquisition Issuance, if any, for, and the terms and conditions of, such Additional Securities, including whether or not any purchaser of such Additional Securities will have registration rights with respect to such Additional Securities) and shall offer to sell to DoCoMo and/or its designated wholly owned Subsidiaries such Additional Securities as may be designated by


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                           DoCoMo upon the terms and conditions set forth in the
                           notice and at the Purchase Price as provided in
                           Section 8.1(e); provided that, with respect to any issuances of Additional Securities pursuant to employee, officer or director benefit plans or arrangements ("Employee Benefit Plans"), such notice and offer shall only be required within 10 Business Days of each March 31 and September 30 and shall be made in respect of all such issuances made during the six month period ending on such March 31 or September
                           30. DoCoMo's right to purchase Additional Securities in accordance with Sections 8.1(c) and (d) and this
                           Article VIII are referred to herein as "Preemptive Rights." The foregoing notwithstanding, DoCoMo shall have no preemptive right to acquire Additional Securities that (x) are issued to holders of AT&T Wireless Common Stock on a pro rata basis (whether in the form of a dividend distribution or otherwise),
                           (y) are issued or sold in respect of the exercise of any purchase or similar right where such right was originally offered or distributed to holders of AT&T Wireless Common Stock on a pro rata basis or (z) are issued or sold upon the exercise of rights under AT&T Wireless's preferred share purchase rights plan or any successor plan thereto. The Preemptive Rights shall not be triggered by issuances of securities upon exchange or conversion of previously outstanding securities (including, without limitation, issuances in connection with any rights plan but not including issuances in connection with the exercise of options or other rights granted to employees, officers, directors or consultants of AT&T Wireless) or by pro rata distributions to shareholders (including without limitation stock dividends and stock splits);
                           provided that DoCoMo may exercise its Preemptive Rights hereunder upon the conversion of convertible securities that become outstanding after the Closing and that, because of the nature of the security, the number of shares of common stock into which such security is convertible was not calculable and therefore DoCoMo could not exercise its Preemptive Rights with respect thereto.

                           (b) The Preemptive Rights may be exercised, in whole or in part, by DoCoMo by its acceptance in writing of an offer referred to in Section 8.1(a) within 45 days of the notice given to DoCoMo; provided that in the case of an Acquisition Issuance or other issuance of Additional Shares for other than cash, DoCoMo must provide such acceptance within 30 days after the end of the trading period used to calculate the Purchase Price pursuant to the penultimate or last sentence, as applicable, of Section 8.1(e). If DoCoMo wishes to subscribe for a number of Additional Securities less than the number to which it is entitled under this section, DoCoMo may do so and shall, in the notice of exercise of the offer, specify the number of Additional Securities that DoCoMo wishes to purchase. If DoCoMo exercises its preemptive rights with respect to the grant of options or other rights to acquire AT&T Wireless Common Stock issued pursuant to Employee Benefit Plans, such exercise shall be deemed an election to acquire shares of AT&T Wireless Common Stock. To the extent that DoCoMo receives notice in connection with the grant of stock options or other rights to acquire AT&T Wireless Common Stock issued pursuant to Employee Benefit Plans, DoCoMo shall have no preemptive rights with respect to the issuance of AT&T Wireless Common Stock if and when such options or rights are exercised. The closing of the purchase, sale and issuance of Additional Securities pursuant to any exercise of Preemptive Rights shall occur promptly following DoCoMo's notice of exercise; provided that, in the case of an Acquisition Issuance, the closing shall be subject to and shall occur no earlier than 10 Business Days after the consummation of the Acquisition Issuance. The closing shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and the absence of any legal prohibition on such closing, and AT&T Wireless and DoCoMo will use their reasonable best efforts to satisfy the conditions set forth in this sentence; provided that, in the case of an Acquisition Issuance, AT&T Wireless will have no obligation to DoCoMo to consummate or to use any efforts to consummate the Acquisition Issuance.

                           (c) (i) With respect to Additional Securities that are Equity Common Shares, if the Preemptive Rights are exercised and if DoCoMo's Economic Interest Percentage prior to the issuance of Additional Securities is at least 12%, AT&T Wireless shall sell to DoCoMo and/or its wholly owned Subsidiaries as may be designated by DoCoMo all or any portion specified by DoCoMo of an amount of Additional Securities such that, after giving effect to the issuance (including the issuance to DoCoMo pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by DoCoMo), but without considering (either as owned by DoCoMo or as outstanding) any Equity Common Shares acquired by DoCoMo upon exercise of the Warrants, DoCoMo's Economic Interest Percentage would equal 16% (which amount shall constitute the "Preemptive Share Amount" for purposes of any exercise of Preemptive Rights to which this paragraph (c)(i) applies); provided that, in the event that at any time there is more than one pending or potential exercise of Preemptive Rights by DoCoMo, neither such exercise shall result in DoCoMo having an Economic Interest Percentage, after giving effect to completion of the purchase of Additional Securities pursuant to such exercise, greater than 16%. For purposes of Section 8.1, a "pending" exercise of Preemptive Rights means that such Preemptive Rights have been exercised in accordance with Section 8.1(b), but that the purchase of the Additional Securities to which DoCoMo is entitled pursuant to such exercise has not been completed, and a "potential" exercise of Preemptive Rights means that AT&T Wireless has notified DoCoMo of an issuance or transaction giving rise to such Preemptive Rights pursuant to Section 8.1(a), but that DoCoMo has not yet responded to such notice. If, at the time of the determination of any Preemptive Share Amount, any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Equity Common Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Equity Common Share.

                           (ii) With respect to Additional Securities that are Equity Common Shares, if the Preemptive Rights are exercised and if DoCoMo's Economic Interest Percentage prior to the issuance of Additional Securities is less than 12%, AT&T Wireless shall sell to DoCoMo and/or its wholly owned Subsidiaries as may be designated by DoCoMo all or any portion specified by DoCoMo of an amount of Additional Securities such that, after giving effect to the issuance (including the issuance to DoCoMo pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by DoCoMo), DoCoMo's Economic Interest Percentage would equal its Economic Interest Percentage immediately prior to such issuance (which amount shall constitute the "Preemptive Share Amount" for purposes of any exercise of Preemptive Rights to which this paragraph (c)(ii) applies); provided that, for purposes of any exercise of Preemptive Rights to which this Section 8.1(c)(ii) applies, in the event that at any time there is more than one pending or potential exercise of Preemptive Rights by DoCoMo, the calculation of DoCoMo's Economic Interest Percentage immediately prior to a particular issuance of Additional Securities giving rise to Preemptive Rights shall be made as to such issuance only pursuant to the first sentence of the definition of Economic Interest Percentage. If, at the time of the determination of any Preemptive Share Amount, any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Equity Common Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Equity Common Share.

                           (d) With respect to Additional Securities that are Equity Other Shares, AT&T Wireless shall sell to DoCoMo and/or its wholly owned Subsidiaries as may be designated by DoCoMo all or any portion specified by DoCoMo of an amount of such Additional Securities equal to DoCoMo's Economic Interest Percentage at such time (which amount shall constitute the "Preemptive Share Amount" for purposes of any exercise of Preemptive Rights to which this paragraph
                           (d) applies); provided that, in the event that an issuance of Additional Securities gives rise to Preemptive Rights under this Section 8.1(d) and at the time of such issuance (i) there is a potential exercise of Preemptive Rights and (ii) AT&T Wireless has provided DoCoMo with five Business Days written notice of such issuance, then DoCoMo's Economic Interest Percentage shall be computed for purposes of this Section 8.1(d) only in accordance with the first sentence of the definition thereof. If, at the time of the determination of any Preemptive Share Amount, any other Person has preemptive or other equity purchase rights similar to preemptive rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Equity Other Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Equity Other Share.

                           (e) The "Purchase Price" for the Additional
                           Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise mutually agreed by AT&T Wireless and DoCoMo) and, except as otherwise set forth below, shall equal per Additional Security the actual per security price paid by the other Person or Persons for such Additional Securities (without deducting any costs or expenses of AT&T Wireless in connection therewith) for the Additional Securities giving rise to such Preemptive Right (the "per security issuance price"). In the case of exercise of Preemptive Rights resulting from issuances pursuant to employee, officer or director benefit plans or arrangements, the Purchase Price shall be the average closing price for the shares of AT&T Wireless Common Stock for the 30-trading day period ending on the relevant March 31 or September 30, as the case may be. In the case of the exercise of Preemptive Rights under Section 8.1(c)(i) for Additional Securities in excess of the number of Additional Securities necessary to maintain DoCoMo's Economic Interest Percentage (computed only pursuant to the first sentence of the definition thereof) as in effect immediately prior to the applicable issuance (the "Excess Securities"), the Purchase Price for the Excess Securities per Excess Security shall be the greater of (i) the per security issuance price for the Additional Securities giving rise to such exercise of Preemptive Right and (ii) the per security issuance price for the most recent preceding issuance with respect to which DoCoMo did not exercise its full Preemptive Rights and that previously diluted DoCoMo's Economic Interest Percentage (with the reference price under this clause (ii) being the issuance price in the first such immediately preceding issuance with respect to a number of Additional Securities up to the number that DoCoMo was entitled to but did not purchase pursuant to exercise of its Preemptive Rights with respect to such issuance and, to the extent such number is less than the number of Excess Securities being purchased pursuant to Section 8.1(c)(i), then repeating the same procedure with respect to the next immediately preceding issuance or issuances); provided that, upon DoCoMo exercising Preemptive Rights for Excess Securities pursuant to Section 8.1(c)(i) in an amount sufficient to make up all or part of the dilution resulting from a prior issuance or issuances as to which DoCoMo did not exercise its full Preemptive Rights, DoCoMo shall be deemed to have exercised Preemptive Rights in full or in such part, as applicable, with respect to such prior issuance for purposes of any subsequent application of the reference price in the foregoing clause (ii); provided, further, that in the event DoCoMo attempts to exercise but is unable to exercise any Preemptive Rights by virtue of Section 8.2(b), any subsequent purchase of Excess Securities shall be applied, first, against the number of Additional Securities that DoCoMo was prevented from purchasing pursuant to
                           Section 8.2(b), and the Purchase Price for such Excess Securities, up to such number, shall be determined only by reference to clause (i) of this sentence and without regard to clause (ii) of this sentence. In the case of any issuance of Additional Securities in connection with an Acquisition Issuance, the Purchase Price shall be the average closing price of AT&T Wireless Common Stock for the 60-trading day period beginning on the 30th trading day before the date of public announcement of the transaction giving rise to such Acquisition Issuance. Except as provided in the previous sentence, in the case of any issuance of Additional Securities other than solely for cash, the Purchase Price shall be the average closing price of AT&T Wireless Common Stock for the 30-trading day period beginning on the date of the issuance of the Additional Securities.

                           (f) Notwithstanding the foregoing, the provisions of
                           Section 8.1 of this Agreement as in effect prior to amendment by the First Amendment shall apply for all issuances of Equity Shares prior to the date of the First Amendment.

         1.12 Schedule 4.1. Schedule 4.1 of the Agreement shall be deleted and replaced with Schedule 4.1 attached hereto.

         1.13 Section 10.3(a). In the first proviso in Section 10.3(a), the phrase "the reference to 60 days appearing in the definition of Investor Rights Termination Event shall be deemed to be a reference to 90 days" shall be deleted and replaced with the phrase "the references to the number 60 appearing in the definition of Investor Rights Termination Period shall be deemed to be references to the number 90". In the second proviso in Section 10.3(a), the phrase "the reference to 60 days appearing in the definition of Investor Rights Termination Event shall be deemed to be a reference to one year" shall be deleted and replaced with the phrase "the references to the number 60 appearing in the definition of Investor Rights Termination Period shall be deemed to be references to the number 365".

         1.14 i-mode Roaming. Section 10.1(d) of the Agreement is amended by deleting such section in its entirety and inserting the following in lieu thereof:

                           (d) Nothing in Sections 10.1(a), (b) or (c) shall be construed (i) to prohibit any party from entering into customary commercial roaming agreements or (ii) to prohibit DoCoMo or any of its licensees from providing to its subscribers outside the Home Territory of AT&T Wireless that are roaming in the Home Territory of AT&T Wireless under customary commercial roaming agreements the services necessary to allow such subscribers to access i-mode services; provided that such services shall not include any advertisement of the i-mode brand in the Home Territory of AT&T Wireless, it being understood that the mere actual use of i-mode services by such subscribers (even if the i-mode or DoCoMo trademark is displayed on such subscribers' wireless device during such use) does not constitute such advertisement. For the avoidance of doubt, AT&T Wireless and DoCoMo agree that (x) DoCoMo shall not be entitled to, and shall not be entitled to license any Person that is (or whose Affiliate is) engaged in any of the businesses described in Section 10.1(a) or
                           (b) to, advertise, market or offer i-mode services in the Home Territory of AT&T Wireless, and (y) AT&T Wireless shall be entitled to continue to advertise, market and offer services under its m-mode marks in the Home Territory of AT&T Wireless. AT&T Wireless and DoCoMo further agree that, in the Caribbean islands outside AT&T Wireless's Home Territory, the m-mode marks may be displayed on the wireless devices of subscribers using AT&T Wireless's services or services of affiliated companies that use AT&T Wireless's network, it being understood that nothing herein shall prevent AT&T Wireless from asserting the right to use the m-mode marks for all purposes outside its Home Territory or prevent DoCoMo from asserting that AT&T Wireless's use of any m-mode marks outside AT&T Wireless's Home Territory is not permitted, other than to the limited extent expressly provided in this sentence.

Section 2. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflicts of laws principles thereof that would govern, construe or enforce this Amendment under laws other than the State of New York.

Section 3. Effectiveness. This Amendment shall become effective on the execution thereof. From and after the date hereof, each reference to the Agreement in any other instrument or document shall be deemed a reference to the Agreement as amended hereby, unless the context otherwise requires.

Section 4. Headings. The descriptive headings of this Amendment are for convenience only and do not constitute a part of this Amendment and shall not be deemed to limit or affect in any way the meaning or interpretation of this Amendment.

Section 5. Counterparts. This Amendment may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     * * * *

            IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date first above written.

                                          AT&T WIRELESS SERVICES, INC.


                                          By:  _________________________________
                                               Name:
                                               Title:



                                          NTT DOCOMO, INC.


                                          By:  _________________________________
                                               Name:
                                               Title:

                              SCHEDULE 4.1

                                  ***

[Schedule 4.1 text has been omitted and is the subject of a confidential treatment request filed separately with the Commission.]